Exhibit 8.1

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Poage Bankshares, Inc.

1500 Carter Avenue

Ashland, Kentucky 41101

Re: Acquisition of Town Square Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to Poage Bankshares, Inc., a Maryland corporation (“Poage Bankshares”), in connection with the planned merger (the “Merger”) of Poage Merger Subsidiary, Inc., a wholly owned subsidiary of Poage Bankshares incorporated under the laws of the State of Kentucky (“Poage Merger Subsidiary”), with and into Town Square Financial Corporation, a Kentucky corporation (“Town Square Financial”), with Town Square Financial as the surviving corporation pursuant to an Agreement and Plan of Merger (the “Plan of Merger”) by and among Poage Bankshares, Poage Merger Subsidiary, Home Federal Savings and Loan Association, a federal thrift and wholly owned subsidiary of Poage Bankshares, Town Square Financial and Town Square Bank, a wholly owned subsidiary of Town Square Financial and a Kentucky-chartered commercial bank, dated as of October 21, 2013.

In connection with this opinion, we have reviewed the Plan of Merger, and we have relied upon the accuracy of the Registration Statement on Form S-4 filed by Poage Bankshares with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Prospectus/Proxy Statement included therein.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material United States Federal Income Tax Consequences of the Merger,” we hereby confirm that, in our opinion, the statements set forth in the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” are accurate in all material respects.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue authorities, after the date hereof which would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

Poage Bankshares, Inc.

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We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

LUSE GORMAN POMERENK & SCHICK
A Professional Corporation